UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 14, 2004

QUIDEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-10961	94-2573850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10165 McKellar Court San Diego, California  92121

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (858) 552-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On September 14, 2004, the board of directors of Quidel Corporation (the “Company”) approved an increase in the amount payable to its non-executive Chairman of the board of directors, Mark A. Pulido, for the services he renders to the Company as its Chairman.  The annual amount payable by the Company to its non-executive Chairman was increased from $60,000 per year to $100,000 per year.  Mr. Pulido, together with all of the other non-employee directors of the Company, will continue to receive:  $2,000 per board meeting attended in person and $1,000 per board meeting attended telephonically; $2,000 per committee meeting attended in person and $1,000 per committee meeting attended telephonically, but only if the committee meeting is not held on the same day as a board meeting; reimbursement for expenses incurred in connection with attendance at board and committee meetings; and, upon re-election to the board of directors, a grant of an equity award equal in value to the Black-Scholes value of 17,000 stock options (with an exercise price equal to 100% of fair market value), with 75% of such value being granted in the form of stock options and 25% of such value being granted in the form of restricted stock.  Mr. Pulido will also continue to receive $5,000 per year for his service as the chairman of the finance committee of the board of directors, which amount is consistent with the $5,000 per year paid to the chairperson of each of the compensation committee of the board, the technology/research and development committee of the board, and the nominating and corporate governance committee of the board, but which is less than the $10,000 per year paid to the chairperson of the audit committee of the board.  The amounts payable were approved by the board of directors, but are not set forth in any written agreement between Mr. Pulido and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2004	QUIDEL CORPORATION

	By:	/s/ Paul E. Landers
Paul E. Landers
Senior Vice President,
Chief Financial Officer and Secretary